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                                                                   EXHIBIT 10.84

                              RETENTION AGREEMENT
                              -------------------

     This Retention Agreement (the "Agreement") is dated effective as of December 1, 2000 (the "Effective Date"), between Micron Electronics, Inc., a Minnesota corporation, located at 900 East Karcher Road, Nampa, Idaho 83687 (the "Company"), and Savino R. (Sid) Ferrales, located at the business address of 900 East Karcher Road, Nampa, Idaho 83687 (the "Executive"). Capitalized terms or words that are not otherwise defined where stated in this Agreement shall have the meanings assigned to such terms or words in Section 6.

     1.  Background and Purpose.  The Company considers it essential to the best
         ----------------------
interests of its stockholders to take reasonable steps to retain its key management, including Executive. Further, the Company recognizes that the uncertainty and questions which might arise among management in the context of a significant restructuring of the Company's business or any possible change of control of the Company could result in the departure or distraction of key management to the detriment of the Company and its stockholders. Accordingly, the Company has determined that appropriate steps should be taken to reinforce and encourage Executive's attention and dedication to the Company's business and to the Executive's assigned duties without distraction in the face of possible external opportunities, or any potential uncertainty and questions that may arise in the context of a change of control or restructuring of the Company or its business. The purpose of this Agreement, therefore, is to provide Executive with reasonable compensation and incentives that encourage Executive's continuation of employment with the Company, as well as Executive's enhanced services and dedication to the operations of HostPro.

     2.  Term of Agreement.  The term of this Agreement shall commence on the
         -----------------
Effective Date and shall continue for 24 months following the Effective Date (the "Term").

     3.  Not a Contract of Employment; Employment At-Will.  This Agreement is
         ------------------------------------------------
not and shall not be construed as a contract of employment between the Company and Executive, and nothing in this Agreement shall confer upon Executive any right to continued employment by the Company. Executive's employment with the Company shall remain on an at-will basis; meaning that Executive and the Company shall have the right to terminate employment at any time, for any reason, with or without cause or prior notice.

     4.  Retention Pay and Benefits for Continuation in Employment.  Subject to
         ---------------------------------------------------------
all of the terms, provisions and conditions set forth in this Agreement, the Company shall pay to Executive the Retention Pay and Benefits set forth in Sections 4.1 and 4.2 below.

         4.1 Level One Retention Pay and Benefits. The Company shall pay to Executive a retention bonus in two lump sum installment Payments, if the Executive is continuously employed with the Company from the Effective Date through the Retention Date or an Acquirer Hire Date, as applicable, subject to Sections 4.1.1 and 4.1.2 below.

              4.1.1  First Installment.  A lump sum Payment of One Hundred
                     -----------------
Thirty Five Thousand Dollars ($135,000) shall be paid to Executive within 10 days following the Execution Date, subject to the repayment conditions and obligations in Section 4.1.3.

RETENTION AGREEMENT -- Page 1
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              4.1.2  Second Installment.  A lump sum Payment of One Hundred
                     ------------------
Thirty Five Thousand Dollars ($135,000) shall be paid to Executive within 10 days following the earliest to occur of the Retention Date or an Acquirer Hire Date, as applicable, subject to the repayment conditions and obligations in
Section 4.1.3.

              4.1.3  Repayment Obligations.  In the event of (i) a HostPro
                     ---------------------
Transaction that occurs during the Term, and (ii) Executive's failure to accept an Acquirer Employment Offer within 10 days following the closing of such a HostPro Transaction, Executive shall be required to repay, and hereby expressly agrees to repay, to the Company the full gross amount of the Payments paid pursuant to Section 4.1.1 ($135,000) and Section 4.1.2 ($135,000), if previously paid, within 10 days following such failure to accept an Acquirer Employment Offer. Further, in the event of Executive's Voluntary Termination or Termination for Cause with the Company, HostPro or Acquirer, as applicable, prior to the earliest to occur of (i) Executive's death, (ii) Executive's Disability, (iii) a Change in Control Date, or (iv) the first anniversary of the Effective Date, Executive shall be required to repay, and hereby expressly agrees to repay, to the Company the full gross amount of the Payments paid pursuant to Section 4.1.1 ($135,000) and Section 4.1.2 ($135,000) within 10 days following such Voluntary Termination or Termination for Cause. In the event of Executive's Involuntary Termination during the Term, Executive shall not be required to repay any Payments pursuant to this Section 4.1.3.

         4.2 Level Two Retention Pay and Benefits. In the event of a Change in Control that occurs during the Term, the Company shall pay to Executive a retention bonus in a one-time lump sum Payment of Two Hundred Seventy Thousand Dollars ($270,000), subject to the following conditions and obligations:

              4.2.1  HostPro or Acquirer Employment Offer.  In the further
                     ------------------------------------
event of (i) Executive's receipt and acceptance of the earliest to occur of (A) a HostPro Employment Offer or (B) an Acquirer Employment Offer, as applicable, and (ii) Executive thereafter remains continuously employed with either HostPro or Acquirer, as applicable, through the CIC Retention, Executive shall be paid the Payment under Section 4.2 within 10 days following the CIC Retention Date; provided, however, in the event of Executive's Involuntary Termination by HostPro or Acquirer, as applicable, prior to such CIC Retention Date, Executive shall be paid the Payment under Section 4.2 within 10 days following such Involuntary Termination. Alternatively, in the event of Executive's failure to accept such an offer under clause (i)(A) or (i)(B), Executive shall not receive the Payment under Section 4.2.

              4.2.2  Involuntary Termination.  Notwithstanding the provisions
                     -----------------------
of Sections 4.2.1 and 4.2.2, the Payment under Section 4.2 shall be paid to Executive within 10 days following the date of Executive's Involuntary Termination during the Term by the Company, HostPro or Acquirer, as applicable.

     5.  Excise Tax.  In the event that any Payment to the Executive is subject
         ----------
to the Excise Tax as determined pursuant to Section 5.1, the Company shall pay to Executive a tax restoration payment (the "Gross-Up Payment") equal to: (a) the Excise Tax on the Payment, plus (b) the Excise Tax on the Gross-Up Payment, plus (c) federal, state and local income taxes on the Gross-Up Payment, assuming that such taxes are imposed at their highest marginal rate.

RETENTION AGREEMENT -- Page 2
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All determinations with respect to any Gross-Up Payment shall be made in accordance with Sections 5.1 through 5.6 below.

         5.1 Determination of Gross-Up Payment. Upon prior written notice from the Executive, the Company shall within 15 days following the earliest of the Retention Date, the CIC Retention Date, the Change in Control Date, or the date of termination of Executive's employment, cause the Accounting Firm to (i) make a determination whether any Payment received by Executive is subject to the Excise Tax, and (ii) provide supporting calculations and an analysis to Executive and the Company with respect to such a determination. In the event that the Accounting Firm determines that any Payment received by Executive is subject to the Excise Tax, the Company shall cause the Accounting Firm to determine the amount of the applicable Gross-Up Payment owed to Executive in accordance with Section 5, and the Company shall thereafter provide such Gross-Up Payment in accordance with Section 5.2. In the event that the Accounting Firm determines that any Payment received by Executive is not subject to the Excise Tax, then the Company shall cause the Accounting Firm to provide the Company, which shall furnish Executive with a copy, with a written opinion that the Company has substantial authority under the Code and Regulations not to withhold such an Excise Tax or report such an Excise Tax on Executive's W-2. Any determination or opinion by the Accounting Firm shall be binding upon Executive and the Company with respect to whether the Company is required to provide any Gross-Up Payment to Executive under this Section 5.1. The Company shall pay all of the fees and expenses of the Accounting Firm relating to any determination or opinion required under this Section 5.1. Notwithstanding the Accounting Firm's determination or opinion, if a claim or notice of possible claim ultimately is asserted by the Internal Revenue Service (the "Claim") that, if made and successful, would subject any Payment to the Excise Tax, then Executive shall be entitled to indemnification and the other rights and obligations as set forth in
Section 5 of this Agreement.

         5.2 Initial Gross-Up Payment. In the event that the Accounting Firm determines a Gross-Up Payment is owed to Executive under Section 5.1, the Company shall pay to Executive the amount of the Gross-Up Payment determined by the Accounting Firm within 10 days of the Company's receipt of such determination, subject to the requirements of Section 7.2 and all of the rights and obligations as set forth in Section 5 of this Agreement.

         5.3 Underpayment and Overpayment; Adjustment to Gross-Up Payment. If the initial Gross-Up Payment provided under Section 5.2 is insufficient to cover the amount of the Excise Tax that is ultimately determined pursuant to a Claim to be owed by Executive with respect to any Payment (an "Underpayment"), the Company, after exhausting its remedies under Section 5.4, shall promptly pay to Executive an additional Gross-Up Payment in respect of the Underpayment. If the initial Gross-Up Payment provided under Section 5.2 is in excess of the amount necessary to cover the Excise Tax that is ultimately determined pursuant to a Claim to be owed by Executive with respect to any Payment (an "Overpayment"), the Executive shall promptly repay to the Company an amount equal to the Overpayment within 10 business days of the Company's request for such repayment.

         5.4 Procedures Relating to Claim. The following procedures shall apply to the Parties with respect to their respective rights and obligations under Section 5 of this Agreement in the event of any Claim (as defined in Section 5.1):

RETENTION AGREEMENT -- Page 3
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              5.4.1  Notice of Claim by Executive.  Executive shall notify the
                     ----------------------------
Company of any Claim, irrespective of whether any Gross-Up Payment previously has been provided by the Company to Executive. Such notice shall be given within 10 days after Executive knows of such Claim, and shall apprise the Company of the nature of the Claim and the date on which the Claim is requested to be paid, and shall include complete copies of all notices or communications received by the Executive from the Internal Revenue Service or its representatives with respect to the Claim. Executive agrees not to pay the Claim until the expiration of the 30-day period following the date on which Executive notifies the Company, or such shorter period ending on the date the Taxes with respect to such Claim are due (the "Notice Period"). Executive's failure to timely notify the Company of any claim as required by this Section 5.4.1 shall result in a waiver of Executive's rights under this Section 5.

              5.4.2  Notice by the Company; Cooperation.  If the Company
                     ----------------------------------
notifies Executive prior to the expiration of the Notice Period that it desires to contest the Claim, Executive shall: (a) provide the Company with any information reasonably requested by the Company relating to the Claim; (b) take such action in connection with the Claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such Claim by attorneys selected by the Company; (c) cooperate with the Company in good faith in contesting the Claim; and (d) permit the Company to participate in any proceedings relating to the Claim.

              5.4.3  No Notice by the Company; Payment on Claim.  If the
                     ------------------------------------------
Company does not notify Executive prior to the end of the Notice Period of the Company's desire to contest the Claim, and if the Company previously has not provided Executive with an initial Gross-Up Payment under Section 5.2, the Company shall pay to Executive a Gross-Up Payment or an additional Gross-Up Payment, as the case may be, in respect of any Payment that is subject of the Claim; provided, however, that Executive shall immediately pay the amount of the Excise Tax that is the subject of the Claim to the applicable taxing authority in accordance with applicable law, and Executive shall release, indemnify and hold the Company harmless from any costs, expenses, penalties, fines, interest or other liabilities with respect to Executive's failure to pay such Excise Tax as required under this Section 5.4.3.

              5.4.4  Notice by the Company; Payment and Contest of Claim;
                     ----------------------------------------------------
Payment of Advance.  If the Company notifies Executive pursuant to Section
------------------
5.4.2 of the Company's desire to contest the Claim, and if thereafter requested by the Company, Executive shall either pay the Taxes claimed in respect of the Excise Tax and timely sue for a refund, or timely contest the Claim in any permissible manner and prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts as the Company shall determine in its sole discretion; provided, however, that if the Company directs Executive to pay such Claim and pursue a refund, the Company shall advance the amount of such payment to Executive on an after-tax and interest-free basis (the "Advance"), subject to the rights and obligations under Section 5.5.

              5.4.5  Control of Proceedings.  Executive shall permit the
                     ----------------------
Company to control all proceedings related to the Claim and, at the Company's option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such Claim. The Company's control of the contest and

RETENTION AGREEMENT -- Page 4
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proceedings related to the Claim shall be limited to the issues related to the
Excise Taxes and Gross-Up Payments, and Executive shall be entitled to settle or contest, as the case may be, any other unrelated issues raised by the Internal Revenue Service or other taxing authority.

         5.5 Repayment of Advance on Refund. If, after receipt by Executive of an Advance under Section 5.4.4 of this Agreement, Executive becomes entitled to a refund with respect to the Claim to which such Advance relates, Executive shall pay to the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto). However, if after receipt by Executive of an Advance, a determination is made that Executive shall not be entitled to any refund with respect to the Claim and the Company does not promptly notify Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Executive and the amount thereof shall offset the amount of any additional Gross-Up Payment then owing to Executive.

         5.6 Indemnification; Further Assurances. The Company shall indemnify Executive and hold Executive harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (the "Losses") incurred by Executive with respect to the exercise by the Company of any of its rights under this Section 5, including, without limitation, any Losses related to the Company's decision to contest a Claim or any imputed income to Executive resulting from any Advance or action taken on Executive's behalf by the Company pursuant to this Section 5. The Company shall pay all reasonable legal fees and expenses incurred by the Company under this Section 5, and shall promptly reimburse Executive for the reasonable expenses incurred by Executive in connection with any actions taken by the Company or required to be taken pursuant to this Section 5.

     6.  Definitions.  For purposes of this Agreement, the following capitalized
         -----------
words shall have the meanings set forth below:

         "Accounting Firm" means PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to perform the services contemplated by this Agreement, such other national accounting firm as the Company and Executive shall designate by mutual agreement.

         "Acquirer" means any entity that is a party to the transaction resulting in a HostPro Transaction during the Term, or such entity's successor.

         "Acquirer Employment Offer" means a final offer of employment for an executive position that, with the approval of the Chief Executive Officer of the Company, is offered by an Acquirer to the Executive during the Term.

         "Acquirer Hire Date" means the date that Executive is hired pursuant to Executive's acceptance of an Acquirer Employment Offer.

         "Board" means the Board of Directors of the Company.

         "Change in Control" means, and shall be deemed to have occurred solely for the purposes of this Agreement, in the event of (i) a sale, liquidation or distribution of all or substantially all of the PC Business Assets of the Company, irrespective of the form of the transaction or series of transactions;
(ii) any person (as such term is used in Sections 13(d) and

RETENTION AGREEMENT -- Page 5
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14(d) of the Exchange Act) or entity becoming the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) of the total voting power of all of its then outstanding securities; or (iii) a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation that would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than fifty percent (50%) of the total combined voting power of the entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation. To the extent that less than all of the PC Business Assets have been sold, liquidated or distributed, the issue of whether "substantially all" of such assets have been sold, liquidated or distributed shall be determined by the Committee in its reasonable discretion.

         "Change in Control Date" means the date of closing with respect to a transaction, the consummation of which results in a Change in Control.

         "CIC Retention Date" means the date of the six-month anniversary following the Change in Control Date, provided Executive is still employed on such date by HostPro or Acquirer, as applicable.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

         "Committee" means the Compensation Committee of the Board.

         "Disability" means (i) Executive's incapacity due to physical or mental illness that causes Executive to be absent from the full-time or regular performance of Executive's duties with the Company, HostPro or Acquirer, as applicable, for at least 90 consecutive days, and (ii) Executive's failure to return to full-time or regular performance of Executive's duties for the Company, HostPro or Acquirer, as applicable, within 15 days after receiving written notice of termination of this Agreement due to Disability. Any question as to the existence of a Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, a selection shall be made by any adult member of Executive's immediate family), and approved by the Committee. The determination of such physician made in writing to the Company and to Executive shall be final and conclusive for all purposes of determining Disability under this Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.

         "Excise Tax" means the federal excise tax, together with any interest or penalties thereon, on the type of payment defined under Section 280G(b) of the Code.

         "Execution Date" means the latest to occur of (i) approval of this Agreement by the Committee, or (ii) execution of this Agreement by the Parties.

RETENTION AGREEMENT -- Page 6
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         "Good Reason" means a resignation of Executive's employment because of one or more of the following reasons: (i) a substantial adverse change without Executive's consent in Executive's responsibilities from those in effect or assigned as of the Execution Date, provided that this clause (i) shall not apply to constitute Good Reason following a Change in Control, a HostPro Hire Date or an Acquirer Hire Date; (ii) a Company-imposed reduction of Executive's annual base salary with the Company below the level set as of the Effective Date, without Executive's consent; (iii) a Company-imposed relocation of Executive's principal place of employment with the Company by more than a 50 mile radius surrounding the cities of Boise, Idaho, Austin, Texas, Los Angeles, California, or Seattle, Washington, without Executive's consent; (iv) the implementation during the Term of a reporting structure under which Executive reports directly to a person other than the Chief Executive Officer of the Company (prior to a Change in Control), the Chief Executive Officer of HostPro (following a HostPro Hire Date) or the Chief Executive Officer of Acquirer (following an Acquirer Hire Date), without Executive's consent; (v)(A) the Revenues of the PC Systems Business are below One Hundred Million Dollars ($100,000,000) on an annualized basis, based on the trailing three months, and (B) the Board has adopted a resolution to exit the PC Systems Business; provided, however, that any event described in clauses (i) through (v) shall not constitute Good Reason unless it is first communicated by Executive to the Company in writing and such event is not corrected by the Company in a manner that is reasonably satisfactory to Executive within 10 days of the Company's receipt of such written notice from Executive. The event described in clause (v) also shall not constitute Good Reason for purposes of Involuntary Termination and the corresponding receipt of any Payments under this Agreement unless Executive after the occurrence of such event remains continuously employed by the Company, HostPro or Acquirer, as applicable, until the earliest to occur of (a) the six month anniversary following the end of the month in which the event described in clause (v) occurs, or (b) Executive's termination of employment other than by reason of Disability or Termination for Cause, and such termination occurs during the Term and following the occurrence of the event described in clause (v). Executive's transfer of employment to HostPro or Acquirer, as applicable, or the acceptance by Executive at the time of such transfer of any terms of employment with HostPro or Acquirer, as applicable, shall not constitute Good Reason under this Agreement. Notwithstanding the immediately preceding sentence, during the Term and following a HostPro Hire Date or an Acquirer Hire Date, as applicable, Good Reason under this Agreement may include: (x) a reduction in Executive's annual base salary by more than $30,000 below the level set as of the HostPro Hire Date or Acquirer Hire Date, as applicable, and a change in reporting structure under which Executive reports directly to a person other than the Chief Executive Officer of HostPro or Acquirer, as applicable, without Executive's consent; or
(y) modifications to the material terms of Executive's employment with HostPro or Acquirer, as applicable, without Executive's consent; provided, however, that any event described in clauses (x) and (y) shall not constitute Good Reason under this Agreement unless it is first communicated in writing by Executive to the Company and to HostPro or Acquirer, as applicable, and such event is not corrected in a manner that is reasonably satisfactory to Executive within 10 days of the last receipt by each of the foregoing entities (the Company and HostPro or Acquirer, as applicable) of such written notice from Executive.

         "HostPro" means HostPro, Inc., a Delaware corporation, or its successor.

RETENTION AGREEMENT -- Page 7

         "HostPro Employment Offer" means a final offer of employment for an executive position with HostPro that is approved by the Chief Executive Officer of the Company and offered to executive during the Term.

         "HostPro Hire Date" means the date that Executive is hired pursuant to Executive's acceptance of a HostPro Employment Offer.

         "HostPro Transaction" means, and shall be deemed to have occurred solely for the purposes of this Agreement, in the event of (i) the sale of substantially all of the assets of HostPro, or (ii) a merger or consolidation of HostPro with or into any other entity.

         "Involuntary Termination" means: (i) any termination of Executive's employment with the Company by the Company other than by reason of Disability or Termination for Cause; (ii) any termination of Executive's employment with HostPro by HostPro other than by reason of Disability or Termination for Cause;
(iii) any termination of Executive's employment with Acquirer by Acquirer other than by reason of Disability or Termination for Cause; or (iv) any resignation of employment with the Company, HostPro (following a HostPro Hire Date), or Acquirer (following an Acquirer Hire Date) by Executive that occurs within 30 days following an event that constitutes Good Reason (to the extent applicable with respect to the Company, HostPro or Acquirer).

         "Parties" means the Company and Executive.

         "Payment" means (i) any payment or portion thereof with respect to the retention bonuses under Sections 4.1 or 4.2, (ii) or (ii) any payment that is described in Section 280G(b)(2) of the Code which is received by Executive during the Term. All Payments shall be made less applicable federal, state and local tax withholding and payroll deductions.

         "PC Business Assets" means the assets directly and predominantly attributable to the Company's operations to market, design, develop, supply, manufacture, distribute, and sell personal computer products, including, without limitation, inventories, property, plant, equipment, manufacturing and distribution assets and related systems. "PC Business Assets" shall not include cash and cash equivalents, liquid investments, or the assets directly and predominantly attributable to the operations of the Company's other reportable segments, including, without limitation, the HostPro and SpecTek operations, as referred to in the Company's latest Form 10-K or Form 10-Q filed under the Exchange Act.

         "PC Systems Business" means that segment of the Company's business involving the marketing, design, development, supply, manufacturing, distribution and sales of PC Business Assets.

         "Regulations" means the proposed, temporary and promulgated regulations under Section 280G of the Code, or any successor provision thereto.

         "Retention Pay and Benefits" means the pay and benefits payable to Executive under Section 4.

RETENTION AGREEMENT -- Page 8

         "Retention Date" means the earliest to occur of (i) the date 6 months following the Effective Date, provided that Executive is still employed on such date by the Company, HostPro or Acquirer, as applicable; (ii) a Change in Control Date, provided that Executive is still employed on such date by the Company, HostPro or Acquirer, as applicable; or (iii) the date of Executive's Involuntary Termination, prior to a Change in Control that occurs during the Term.

         "Revenues of the PC Systems Business" means the revenue, on an annualized basis, of the reportable segment of the Company's business involving the marketing, design, development, supply, manufacturing, distribution and sales of personal computer products. "Revenues of the PC Systems Business" shall not include revenue attributable to the operations of the Company's other reportable segments, including, without limitation, the HostPro and SpecTek operations, as referred to in the Company's latest Form 10-K or Form 10-Q filed under the under the Exchange Act.

         "Taxes" means the federal, state and local income taxes to which Executive is subject at the time of determination, calculated on the basis of the highest marginal rates then in effect, plus any additional payroll or withholding taxes to which Executive is then subject.

         "Term" is as defined in Section 2.

         "Termination for Cause" means termination of Executive's employment during the Term because of (i) any willful, material violation by the Executive of any law or regulation applicable to the business of the Company (or a subsidiary of the Company), HostPro or Acquirer, as applicable, the Executive's conviction for, or guilty plea to, a felony or a crime, or any willful perpetration by the Executive of a common law fraud, (ii) Executive's commission of an act of personal dishonesty which involves personal profit in connection with the Company, HostPro or Acquirer, as applicable, or any other entity having a business relationship with the Company, HostPro or Acquirer, as applicable,
(iii) any breach by Executive of any material provision of any agreement or understanding between the Company, HostPro or Acquirer, as applicable, and Executive regarding Executive's service as an employee, officer, director or consultant to the Company, HostPro or Acquirer, as applicable, which results in loss, damage or injury to the Company, HostPro or Acquirer, including, without limitation, the willful and continued refusal of Executive to perform the material duties reasonably required of Executive as an employee, officer, director or consultant of the Company, HostPro or Acquirer, as applicable, other than as a result of having a Disability, (iv) Executive's violation of the policies of the Company, HostPro or Acquirer, as applicable, so as to cause loss, damage or injury to the property, reputation or employees of the Company, HostPro or Acquirer, or (v) any willful misconduct or unauthorized actions by Executive which results in loss, damage or injury to the Company, HostPro or Acquirer.

         "Voluntary Termination" means Executive's resignation or voluntary termination of employment (i) with the Company other than for Good Reason, (ii) with Acquirer after an Acquirer Hire Date other than for a reason within the meaning of Good Reason as applicable to such employment following a Change in Control, or (iii) with HostPro after a HostPro Hire Date other than for a reason within the meaning of Good Reason as applicable to such employment following a Change in Control.

RETENTION AGREEMENT -- Page 9

     7.  Other Terms, Conditions and Provisions.
         --------------------------------------

         7.1 Confidentiality. As a condition to Payment of the Retention Pay and Benefits, Executive agrees not to disclose to any person, agency or court the terms and provisions of this Agreement, or any of the discussions between Executive and the Company's representatives relating to this Agreement, unless Executive is expressly compelled to do so pursuant to legal process (e.g., a court summons or subpoena), or as otherwise required by law. Executive may discuss this Agreement and the terms and provisions hereof with Executive's attorney, financial advisor, certified public accountant or immediate family members on a confidential basis; provided, however, that Executive understands and agrees that any material breach of confidentiality by such persons shall be deemed a material breach by Executive. Executive further understands that the Company may have a legal obligation to publicly disclose some or all of the terms and provisions of this Agreement; and, if so, the Company shall disclose such terms and provisions to the extent required under applicable law or regulation. This Section 7.1 shall survive the termination of this Agreement.

         7.2 Tax Treatment of Retention Pay and Benefits. All Payments and Gross-Up Payments payable to Executive under this Agreement are subject to applicable federal, state and local tax withholding (including, but not limited to, withholding for applicable Excise Taxes to the extent provided in Section 5) and payroll deductions, and constitute taxable income to Executive. Other than as expressly provided in this Agreement, Executive, and not the Company, is liable for federal, state and local income taxes and any employee's share of employment taxes on the Retention Pay and Benefits.

         7.3 Dispute Resolution. Any dispute concerning the interpretation or construction of this Agreement or relating to any compensation or benefits that Executive may claim under this Agreement shall first be submitted to confidential mediation before a mediator mutually selected and agreed to by the Parties, except as otherwise provided under Section 5.4. If the Parties fail to resolve such dispute through such mediation, the dispute shall be submitted for binding arbitration to be conducted in accordance with the National Rules for the Resolution of Employment Disputes (the "Arbitration Rules") of the American Arbitration Association (the "AAA"). The arbitrator selected by Executive and the arbitrator selected by the Company shall, within 10 days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, the Parties or their attorneys may request the AAA to appoint the third neutral arbitrator. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The Parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof. The venue for any mediation or arbitration under this Section 7.3 shall be in Boise, Idaho, unless the Parties mutually agree to an alternative location. The Parties shall be responsible for their own costs and legal fees in any mediation or arbitration proceedings under this Section 7.3.

         7.4  Successors; Assignment.

              7.4.1  Successors and Assigns.  This Agreement shall be binding
                     ----------------------
on the Company, its successors and assigns, including any person acquiring control of the Company's business and operations.

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

              7.4.2  No Assignment by Executive.  Executive's rights and
                     --------------------------
benefits under this Agreement are personal to Executive, and may not be transferred or assigned voluntarily or involuntarily.

         7.5 Relocation Expenses. In the event Executive shall be required to relocate in connection with a transfer of employment to HostPro, Executive shall be reimbursed for reasonable relocation expenses in accordance with the applicable policies and practices of the Company or HostPro, as applicable.

         7.6 Effect on Prior Agreements. This Agreement shall not affect in any manner Executive's rights and obligations under the Employment and Noncompete Agreement with the Company dated as of February 13, 1998 (the "Noncompete Agreement"), or any other agreements between Executive and the Company or the Company's subsidiaries that pertain to confidentiality, invention assignment, stock option agreements, or indemnification, and all such agreements shall remain in full force and effect in accordance with the written terms thereof.

         7.7 Waiver by the Company. In the event that Executive accepts a HostPro Employment Offer or an Acquirer Employment Offer, the Company agrees to waive, and upon occurrence of such event shall waive subject to this Section 7.7, any of Executive's covenants not to compete that are set forth in the Noncompete Agreement; provided, however, that nothing in this Section 7.7 or this Agreement shall preclude HostPro or Acquirer from entering into any separate employment, noncompete or other agreement with Executive.

         7.8 Release by Executive. As a condition to receipt of any Payments under Sections 4.1.2 and 4.2, Executive shall execute a waiver and release of claims against the Company in a form provided by the Company within the specified consideration or execution periods, and subject to confirmation by the Company that Executive does not later revoke such waiver and release of claims within any revocation period allowed by applicable law.

     8.  Miscellaneous.
         -------------

         8.1 Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge shall be agreed to in writing. Any modification of this Agreement shall be effective only if in writing and signed by each party or its duly authorized representative. The waiver of a condition of benefits on any occasion shall not constitute a waiver of any other condition on the same occasion or a waiver of the same or any other condition on any other occasion.

         8.2 Validity. The terms and provisions of this Agreement are contractual and not mere recitals. If, for any reason, any provision of this Agreement shall be held invalid in whole or in part, such invalidity shall not affect the remainder of this Agreement.

         8.3 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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

         8.4 Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the Parties to this Agreement.

         8.5 Governing Law; Venue. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Idaho applicable to contracts entered into and performed in such State.

         8.6 Notice to Parties. All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered 5 days after mailing, properly addressed. Couriered notices shall be deemed delivered when delivered as addressed, or if the addressee refuses delivery, when delivery is refused. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to Executive at Executive's last known residential address as found in the Company's records or at such other address or addresses as Executive may hereafter designate in writing to the Company, and to the Company as follows:

                      Micron Electronics, Inc.
                      900 E. Karcher Road
                      Nampa, Idaho 83687
                      Attn: General Counsel and Board of Directors
                      Facsimile: (208) 898-7411

         8.7  Entire Agreement.  This Agreement contains the entire agreement
              ----------------
between the Parties concerning the subject matters discussed herein and supersedes and replaces any earlier understandings, agreements or summaries, whether written or oral, except as provided in Section 7.6.

MICRON ELECTRONICS, INC.


By    /s/                                   Date:        2/14/2001
   --------------------------                      --------------------
     Joel J. Kocher
     Chairman, President & CEO


Accepted and agreed:


By    /s/                                   Date:        2/13/2001
   --------------------------                      --------------------
     Savino R. (Sid) Ferrales

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